EXHIBIT 10.1

MICROCHIP TECHNOLOGY INCORPORATED

MANAGEMENT INCENTIVE COMPENSATION PLAN
(as amended by the Board of Directors on August 14, 2008)

1.           Purposes of the Plan.  The Plan is intended to increase shareholder value and the success of the Company by motivating our key management and senior technical employees to: (1) perform to the best of their abilities, and (2) achieve the Company’s objectives.  The Plan’s goals are to be achieved by providing such personnel with incentive awards based on the achievement of goals relating to the performance of the Company, on the achievement of individual performance goals, retention-based bonuses, or nonrecurring awards for performance beyond that expected.

2.           Definitions.

(a)           “Award” means, with respect to each Participant, the award determined pursuant to Section 7(a) below for a Performance Period.  Each Award is determined by a Payout Basis for a Performance Period, subject to the Committee’s authority under Section 7(a) to increase, eliminate or reduce the Award otherwise payable.

(b)           “Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period.  Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Cash Position” means the Company’s level of cash and cash equivalents.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)           “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(g)           “Company” means Microchip Technology Incorporated or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(h)           “Earnings Per Share” means as to any Fiscal Quarter or Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(i)           “Fiscal Quarter” means a fiscal quarter of the Company.

(j)           “Fiscal Year” means a fiscal year of the Company.

(k)           “Gross Margin” means the Company’s or a business unit’s net sales for the Fiscal Quarter or Fiscal Year less the Company’s or a business unit’s, as applicable, cost of goods sold for the Fiscal Quarter or Fiscal Year, determined in accordance with generally accepted accounting principles.

(l)           “Net Income” means as to any Fiscal Quarter or Fiscal Year, the income after taxes of the Company for the Fiscal Quarter or Fiscal Year determined in accordance with generally accepted accounting principles.

(m)           “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally accepted accounting principles.

(n)           “Operating Expenses” means the sum of the Company’s or a business unit’s research and development expenses and selling and general and administrative expenses during a Fiscal Quarter or Fiscal Year.

(o)           “Operating Income” means the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

(p)           “Participant” means an employee of the Company participating in the Plan for a Performance Period.

(q)           “Payout Basis” means as to any Performance Period, the criteria established by the Committee pursuant to Section 5 in order to determine the Awards (if any) to be paid to Participants. The Payout Basis may contain discretionary elements to reward additional performance as recommended by the CEO and approved by the Committee.  The criteria may differ from Participant to Participant, or between groups of Participants.

(r)           “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award.  As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement based upon one or more of the following measures, but not limited hereto: Cash Position, Earnings Per Share, Gross Margin, Net Income, Operating Cash Flow, Operating Expenses, Operating Profit, Return on Assets, Return on Equity, Return on Sales, Revenue Growth, and Total Stockholder Return.  The Performance Goals may differ from Participant to Participant and from Award to Award.  The Committee may appropriately adjust any evaluation of the performance under a Performance Goal to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s quarterly and annual reporting with Securities and Exchange Commission for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

(s)           “Performance Period” means any Fiscal Quarter or Fiscal Year, or such other longer period but not in excess of five Fiscal Years, as determined by the Committee in its sole discretion.

(t)           “Plan” means this Performance Bonus Plan.

(u)           “Plan Year” means the Company’s fiscal year.

(v)           “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

(w)           “Return on Equity” means the percentage equal to the Company’s Net Income divided by average shareholder’s equity, determined in accordance with generally accepted accounting principles.

(x)           “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(y)           “Revenue Growth” means the Company’s or a business unit’s net sales for the Fiscal Quarter or Fiscal Year, determined in accordance with generally accepted accounting principles, compared to the net sales of the immediately preceding quarter.

(z)           “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(aa)           “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.

3.           Plan Administration.

(a)           The Plan may be administered by different administrators with respect to different groups of Participants.  The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions.  The Committee may delegate its general administration and interpretation authority to a committee of employees as the Plan relates to Participants other than executive officers.  The Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan.  The Committee and its delegates shall have such powers as may be necessary to discharge their duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i)           discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii)          to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii)         to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b)           Any rule or decision by the Committee or its delegates that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.           Eligibility.  The employees eligible to participate in the Plan for a given Performance Period shall be those employees of the Company who based on their individual position and Company criteria have a significant impact on the Company’s performance as determined by the Committee.  No person shall be automatically entitled to participate in the Plan.

5.           Performance Goal Determination.  The Company’s Chief Executive Officer shall provide the Committee with recommendations as to the criteria underlying the Performance Goals.  The CEO may make recommendations as to discretionary elements to reward additional performance.  The Committee shall have complete authority to accept, modify or reject such recommendations, or to eliminate the Awards entirely.

6.           Determination of Payout Basis.  The Committee, in its sole discretion, shall establish a Payout Basis for purposes of determining the Award (if any) payable to each Participant.  Each Payout Basis shall (a) be based on a comparison performance to the Performance Goals, (b) provide for the payment of Awards if the Performance Goals for the Performance Period are achieved.  Discretionary elements may be identified at the same time as the criteria underlying the Performance Goals are set, or they may be later determined at the Committee’s discretion.  Awards may be a specific dollar amount, or a percentage of base salary.

7.           Determination of Awards; Award Payment.

(a)           Determination and Certification.  After the end of each Performance Period, the Committee shall determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded.  The Award for each Participant shall be determined by applying the Payout Basis to the level of actual performance that has been determined by the Committee, and adding any discretionary element that has been determined by the Committee.  Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may increase, eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Basis.

(b)           Right to Receive Payment.  Each Award under the Plan shall be paid solely from the general assets of the Company.  Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.  Unless otherwise approved by the Committee, a Participant needs to be employed by the Company from the beginning of the applicable Performance Period through the Award payment date to receive an Award payout hereunder.

(c)           Form of Distributions.  The Company shall distribute all Awards to the Participant in cash, restricted stock units or awards, or a combination thereof at the discretion of the Committee.

(d)           Deferral.  The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m).  In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan.  Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

8.           Term of Plan.  The Plan shall become effective October 1, 2006.  The Plan shall continue until terminated under Section 9 of the Plan.

9.           Amendment and Termination of the Plan.  The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted.  To the extent necessary or advisable under applicable law, Plan amendments shall be subject to shareholder approval.  At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

10.           Withholding.  Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

11.           At-Will Employment.  No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the Company and its employees.  The employment relationship between the Company and its employees is terminable at-will.  This means that an employee or the Company may terminate the employment relationship at any time and for any reason or no reason.

12.           Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13.           Indemnification.  Each person who is or shall have been a member of the Committee, of the Board, or their delegates shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

14.           Nonassignment.  The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

15.           Governing Law.  The Plan shall be governed by the laws of the State of Arizona, without regard to conflicts of law provisions thereunder.